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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)

                       BOTTOMLINE TECHNOLOGIES (DE), INC.

                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    101388106
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE CORPORATION
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)



                                  July 6, 2005
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 15

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
------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  2 of 15 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Atlantic LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [X]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
       NUMBER OF SHARES
                                        -0-
         BENEFICIALLY           ------------------------------------------------
                                 8      SHARED VOTING POWER
          OWNED BY
                                        1,640,700
             EACH               ------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
          REPORTING
                                        -0-
            PERSON              ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER
             WITH
                                        1,640,700
--------------------------------------------------------------------------------
11        AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,640,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  3 of 15 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Atlantic Partners 74, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [X]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
       NUMBER OF SHARES
                                        -0-
         BENEFICIALLY           ------------------------------------------------
                                 8      SHARED VOTING POWER
          OWNED BY
                                        1,640,700
             EACH               ------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
          REPORTING
                                        -0-
            PERSON              ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER
             WITH
                                        1,640,700
--------------------------------------------------------------------------------
11        AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,640,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  4 of 15 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GapStar, LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [X]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
       NUMBER OF SHARES
                                        -0-
         BENEFICIALLY           ------------------------------------------------
                                 8      SHARED VOTING POWER
          OWNED BY
                                        1,640,700
             EACH               ------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
          REPORTING
                                        -0-
            PERSON              ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER
             WITH
                                        1,640,700
--------------------------------------------------------------------------------
11        AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,640,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  5 of 15 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [X]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
       NUMBER OF SHARES
                                        -0-
         BENEFICIALLY           ------------------------------------------------
                                 8      SHARED VOTING POWER
          OWNED BY
                                        1,640,700
             EACH               ------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
          REPORTING
                                        -0-
            PERSON              ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER
             WITH
                                        1,640,700
--------------------------------------------------------------------------------
11        AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,640,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  6 of 15 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [X]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany
--------------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
       NUMBER OF SHARES
                                        -0-
         BENEFICIALLY           ------------------------------------------------
                                 8      SHARED VOTING POWER
          OWNED BY
                                        1,640,700
             EACH               ------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
          REPORTING
                                        -0-
            PERSON              ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER
             WITH
                                        1,640,700
--------------------------------------------------------------------------------
11        AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,640,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  7 of 15 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GAPCO Management GmbH
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [X]
                                                                      (b)   [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)
                                                                            [_]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany
--------------------------------------------------------------------------------
                                 7      SOLE VOTING POWER
       NUMBER OF SHARES
                                        -0-
         BENEFICIALLY           ------------------------------------------------
                                 8      SHARED VOTING POWER
          OWNED BY
                                        1,640,700
             EACH               ------------------------------------------------
                                 9      SOLE DISPOSITIVE POWER
          REPORTING
                                        -0-
            PERSON              ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER
             WITH
                                        1,640,700
--------------------------------------------------------------------------------
11        AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,640,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                            [_]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  8 of 15 Pages
------------------------                                  ----------------------


SECURITY AND ISSUER.

                  This Amendment No. 7 ("Amendment No. 7") to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated January 17, 2002, as amended by Amendment No. 1 thereto, dated March 14, 2003, as amended by Amendment No. 2 thereto, dated March 21, 2003, as amended by Amendment No. 3 thereto, dated March 28, 2003, as amended by Amendment No. 4 thereto, dated May 15, 2003, as amended by Amendment No. 5 thereto, dated November 17, 2004, and as amended by Amendment No. 6 thereto, dated June 14, 2005 ("Amendment No. 6"), with respect to the shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Bottomline Technologies (de), Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 325 Corporate Drive, Portsmouth, New Hampshire 03801.

IDENTITY AND BACKGROUND.

                  Unchanged

SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Unchanged.

PURPOSE OF TRANSACTION.

                  Unchanged.

INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  (a) As of the date hereof, GA, GAP 74, GapStar, GAPCO II, KG and GmbH Management each own of record no shares of Common Stock, 1,349,614 shares of Common Stock, 105,435 shares of Common Stock, 183,550 shares of Common Stock, 2,101 shares of Common Stock and no shares of Common Stock, respectively, which represent approximately 0.0%, 6.3%, 0.5%, 0.9%, 0.0% and 0.0%, respectively, of the Company's issued and outstanding shares of Common Stock. By virtue of the fact that (i) the GA Managing Directors are also general partners authorized and empowered to vote and dispose of the securities held by GAPCO II,
(ii) GA is the general partner of GAP 74 and the sole member of GapStar and
(iii) the GA Managing Directors are authorized and empowered to vote and dispose of the securities held by KG, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock, which each owns of record. As of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 1,640,700 shares of Common Stock, or 7.6% of the Company's issued and outstanding shares of Common Stock.

                  (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 1,640,700 shares of Common Stock that may be deemed to be owned beneficially by each of them.

                  (c) Except as set forth in this paragraph (c) or in Amendment No. 6, to the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days. In the aggregate, the sales set forth below amount to over 1% of the shares of Common Stock outstanding as of July 6, 2005.

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page  9 of 15 Pages
------------------------                                  ----------------------


                            GAP 74
                            ------

        DATE              SHARES SOLD         PRICE PER SHARE          PROCEEDS
        ----              -----------         ---------------    --------------
        July 6, 2005        1,028,231                  $13.23    $13,603,496.13


                            GapStar
                            -------

        DATE              SHARES SOLD         PRICE PER SHARE          PROCEEDS
        ----              -----------         ---------------     -------------
        July 6, 2005           80,237                  $13.23     $1,062,726.21


                            GAPCO II
                            --------

        DATE              SHARES SOLD         PRICE PER SHARE          PROCEEDS
        ----              -----------         ---------------     -------------
        July 6, 2005          139,841                  $13.23     $1,850,096.43


                            KG
                            --

        DATE              SHARES SOLD         PRICE PER SHARE          PROCEEDS
        ----              -----------         ---------------        ----------
        July 6, 2005            1,601                  $13.23        $21,181.23


                  (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

                  (e) Not Applicable.

CONTRACT, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH
RESPECT TO THE ISSUER.

                  Unchanged.

MATERIALS TO BE FILED AS EXHIBITS.

                  Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

                  Exhibit 2: Power of Attorney dated January 4, 2005 appointing Thomas J. Murphy Attorney-in-Fact for GA.

                  Exhibit 3: Power of Attorney dated January 4, 2005 appointing Thomas J. Murphy Attorney-in-Fact for GAPCO II.

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page 10 of 15 Pages
------------------------                                  ----------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED JULY 6, 2005

                                            GENERAL ATLANTIC LLC


                                            By:  /s/ Thomas J. Murphy
                                                 -------------------------------
                                                 Name:   Thomas J. Murphy
                                                 Title:  Attorney-in-Fact


                                            GENERAL ATLANTIC PARTNERS, 74 L.P.

                                            By:  General Atlantic LLC,
                                                 Its general partner


                                            By:  /s/ Thomas J. Murphy
                                                 -------------------------------
                                                 Name:   Thomas J. Murphy
                                                 Title:  Attorney-in-Fact


                                            GAPSTAR, LLC

                                            By:  General Atlantic LLC,
                                                 Its sole member


                                            By:  /s/ Thomas J. Murphy
                                                 -------------------------------
                                                 Name:   Thomas J. Murphy
                                                 Title:  Attorney-in-Fact


                                            GAP COINVESTMENT PARTNERS II, L.P.


                                            By:  /s/ Thomas J. Murphy
                                                 -------------------------------
                                                 Name:   Thomas J. Murphy
                                                 Title:  Attorney-in-Fact


                                            GAPCO GMBH & CO. KG

                                            By:  GAPCO Management GmbH,
                                                 Its general partner


                                            By:  /s/ Matthew Nimetz
                                                 -------------------------------
                                                 Name:   Matthew Nimetz
                                                 Title:  Managing Director

------------------------                                  ----------------------
CUSIP NO. 101388106                Schedule 13D              Page 11 of 15 Pages
------------------------                                  ----------------------



                                            GAPCO MANAGEMENT GMBH


                                            By:  /s/ Matthew Nimetz
                                                 -------------------------------
                                                 Name:   Matthew Nimetz
                                                 Title:  Managing Director